SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 03/31/10
File number 811-05888

77C.           The Board of Directors of SMALLCAP World Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the SMALLCAP World Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Ronald P. Badie	382,065,817	10,848,733
Joseph C. Berenato	382,058,563	10,855,987
Louise H. Bryson	382,084,066	10,830,484
Gordon Crawford	382,147,680	10,766,870
Robert J. Denison	382,078,452	10,836,098
Mary Anne Dolan	382,051,386	10,863,164
Robert A. Fox	382,024,594	10,889,956
John G. Freund	382,107,941	10,806,609
Leonade D. Jones	382,001,079	10,913,471
William H. Kling	381,853,888	11,060,662
John G. McDonald	381,946,452	10,968,098
Christopher E. Stone	382,086,032	10,828,518
Gregory W. Wendt	382,139,361	10,775,189

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
312,276,273	6,978,752	73,659,525

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	310,537,772	8,660,709	73,716,069
3b.	310,366,105	8,696,080	73,852,365
3c.	310,891,390	8,179,480	73,843,680
3d.	310,287,633	8,972,286	73,654,631
3e.	309,839,891	9,326,916	73,747,743
3f.	311,148,891	7,938,901	73,826,758
3g.	309,803,757	8,849,337	74,261,456

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
308,537,624	9,920,597	74,456,329

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
309,210,695	8,853,374	74,850,481

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
306,138,300	11,653,035	75,123,215

*Includes broker non-votes.